CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2022, relating to the financial statements and financial highlights of RiverPark Strategic Income Fund, a series of RiverPark Funds Trust, for the year ended September 30, 2022, and to the references to our firm under the heading “Comparison of Other Service Providers” in the Combined Proxy Statement and Prospectus.

COHEN & COMPANY, LTD.
Cleveland, Ohio
March 3, 2023

C O H E N & C OMP A N Y , L T D.
800.229.1099 | 866.818.4535 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board